CLOSING OF PRIVATE PLACEMENTS FOR AGGREGATE GROSS PROCEEDS OF US$14.7 MILLION

HENDERSON, Nevada (February 26, 2007) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), announced today that it has closed concurrent private placement offerings for aggregate gross proceeds of approximately US$14,708,001 (the “Offerings”). The securities sold pursuant to the Offerings were issued to accredited investors resident in the United States in accordance with the terms of Regulation D of the Securities Act of 1933 and to non-US investors in accordance with the terms of Regulation S of the Securities Act of 1933. The terms of the Offerings are as described below:

US Private Placement

The Company sold 4,452,667 units for aggregate gross proceeds of US$13,358,001 to accredited investors resident in the United States pursuant to Regulation D of the Securities Act of 1933 (the “US Offering”). Each unit consisted of one share of the Company’s common stock and one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of US$4.50 per Share. The warrants are callable by the Company if the Company’s common stock trades above $6.50 per share for 20 consecutive trading days. A portion of the US Offering was sold on a best efforts agency basis. Commissions paid to agents in connection with the US Offering totaled US$317,940 and the agents also received warrants to purchase 74,220 shares of the Company’s common stock at a price of US$4.50 per share, exercisable for a period of two years from the closing date.

Non-US Private Placement

The Company sold 450,000 units for aggregate gross proceeds of US$1,350,000 to non-US investors pursuant to Regulation S of the Securities Act of 1933 (the “Non-US Offering”). Each unit consisted of one share of the Company’s common stock and one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of US$4.50 per Share. The warrants are callable by the Company if the Company’s common stock trades above $6.50 per share for 20 consecutive trading days. A portion of the Non-US Offering was sold on a best efforts agency basis. A total of US$111,100 was paid by the Company as commission to agents in connection with the Non-US Offering and the agents also received warrants to purchase 12,300 shares of the Company’s common stock at a price of US$4.50 per share, exercisable for a period of two years from the closing date.

The Company’s Board of Directors has also approved another private placement offering of up to 2,333,333 units to non-U.S. persons pursuant to Regulation S of the Securities Act of 1933 for gross proceeds of up to an additional US$7 million. This offering is on the same terms described in the Non-US Offering above. There is no assurance that this offering will be completed.

Approximately $10.1 million in proceeds from the Offerings have been used to complete the purchase of 100% of the Clarkdale Slag Project announced on February 16, 2007, with the balance allocated to working capital and initial construction funding for a precious and base metals recovery facility at Clarkdale, Arizona.

“With the completion of this financing, along with the recent acquisition of 100% of the Clarkdale Slag Project, we believe that the Company is now in a position to accelerate its development strategy on the Clarkdale Slag Project and ultimately fulfill our goal of bringing the project to production as soon as possible.” stated Ian McNeil, CEO and President of the Company.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, AZ, which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.